Exhibit 11.1

CODE OF ETHICS

SUMMARY

Guide target audience towards conduct that is appropriate and coherent with the Itaú culture.

Contents

1	OBJECTIVE
2	TARGET AUDIENCE
3	RESPONSIBILITIES
4	RULES
5	OVERVIEW
6	RELATED DOCUMENTS
7	GLOSSARY

1
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.

1	OBJECTIVE

The objective of this Code is to guide its target audience towards conduct that is appropriate and coherent with our vision, with the “Our Way” corporate culture and with how we engage with society and the market (collectively, the “Itaú Culture”).

The Code of Ethics is an educational document that must be continuously referenced. Always aimed at ensuring the common good, it helps us make the best decisions and conduct ourselves appropriately. This Code expresses the conviction that Itaú Chile does not accept gains at any cost and believes that the company's success depends on its capacity to lead ethically and responsibly.

2	TARGET AUDIENCE

All Itaú Chile employees, which includes the Bank, its local Subsidiaries and the Representative Office in Perú, the NY Branch and Colombia and its subsidiaries, hereinafter the “Itaú Chile Group” or “Itaú Chile”.

3	RESPONSIBILITIES

All employees of the Itaú Chile Group must comply with four basic principles: identity (what sets us apart from other companies), interdependence (the social coexistence engine), good faith (trust builds trust) and excellence (ongoing quest for superior quality).

4	RULES

4.1	PRINCIPLE OF IDENTITY

We are a company dedicated to growth, efficiency and customer satisfaction based on ethical business practices and sustainable development.

Just like any person whose personality traits set him or her apart from the rest, any lasting organization has a corporate identity that renders it unmistakable. Identity is the answer to a key question: Who are we? In other words, what traits describe us and allow our stakeholders and society to recognize us as a company that stands apart from the rest?

We are an organization that is proud to work together as a whole. This is why we strive to establish effective links with our stakeholders, watch over the quality of our products and services, analyze the socio-environmental impacts of our financial activities and adopt practices that help us create shared value.

These characteristics of Itaú Chile are defined, above all, in our organizational culture and in the corporate governance guidelines and practices summarized below.

2
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.

Corporate Social Responsibility

To avoid moral digressions and unjust favoritism for Itaú Chile or third parties, we encourage ethically-based decision making. To implement this guideline:

•

We align activities, business and operations of the companies in the organization with the Vision, Culture, Sustainability Policy, Code of Ethics and other commitments expressed in our policies on talent management, risk management, financial controls, audits, compliance and anti-money laundering, internal controls and corporate security (prevention of illegal acts, data security and others).

•	We provide clear and correct information needed by our stakeholders and society as a whole to make decisions regarding our organization.
•	We do not make use of any artifice, imposition or pressure in our activities, operations and businesses.
•

We protect non-public information (restricted, confidential and insider information) to prevent information leaks from damaging the organization, our stakeholders and society as a whole, and we maintain trust-based relationships with all of these groups.

•

In our operations and businesses we consider the dilemmas and risks associated with sensitive issues related to environmental conservation and the war on crime, such as: arms trade, energy generation, mining, biodiversity, casinos, use of asbestos, animal research, genetic engineering and others.

Compliance with Laws, Standards and Regulations

•	We comply with laws, standards and regulations in force in the countries where we operate.
•

We maintain institutional policies and practices for preventing and fighting all forms of corruption (bribery, influence peddling, unjust favoritism, etc.), money laundering, fraud and other illegal or criminal acts.

•	We follow the ethical and self-regulating guidelines of the business associations to which we belong.
•

Internally, we propagate the idea that laws, standards and regulations alone do not cover the ethical implications of all situations. This is why we encourage people to reflect on the influence of our actions, from an ethical standpoint, on our stakeholders, society and the environment.

3
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.

Labor Relations

We value our employees by:

•

Respecting human rights and promoting social diversity. We adopt policies and practices to prevent and fight all forms of discrimination, harassment, prejudice and undignified working conditions, as well as the Internal Diversity and Inclusiveness Standard.

•	Paying, promoting and duly recognizing efforts using merit-based criteria.
•	Maintaining education, safety and health programs at work.
•	Guaranteeing their rights to collective bargaining and free political, religious and trade union association.

4.2	PRINCIPLE OF INTERDEPENDENCE

We interact with our stakeholders and with society as a whole to share values and actions that lead to the common good.

Social coexistence assumes that just as we depend on others, others also depend on us. Our interests cannot be carried out at the expense of the interests of others, because we run the risk of breaking the bonds we have built up with our stakeholders. We believe that shared value benefits all parties involved and allows relationships to endure.

This is why we foster dialog and cooperation with our stakeholders, try to harmonize their interests with ours, welcome their suggestions and criticisms to enhance our performance, respond timely and correctly to their doubts and tirelessly improve our products and services. In this way, we try to turn our attention to opportunities that create value.

Customers and Consumers

Customers and consumers are our reason for being. Identifying their expectations and needs and improving on our activities, constantly striving to keep in tune with them, is the best way we can act in the banking market. Therefore:

We must

•	Respect their freedom of choice after having clearly, correctly and efficiently provided the information necessary to make informed decisions.
•	Adopt easily understandable contracts that clarify the rights and responsibilities of the parties and highlight any existing risks to avoid doubt or misunderstanding.

4
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.

•	Provide customer attention channels and listen attentively, quickly resolving requests, complaints and suggestions.
•	Value a customer's privacy and use information security and protection devices to guarantee use only with their prior knowledge and for their own benefit, strengthening the trust-based relationship.
•	Understand customers' needs in order to provide information and financial solutions that help individuals and companies to develop a healthy relationship with money.

We must not

•	Resort to schemes such as tied sales (sales of products tied to the acquisition of others) and other forced or embarrassing situations in the pursuit of business.
•	Obtain results at any cost by creating expectations regarding products or services that do not respond to reality, or by misleading customers and consumers, pushing their needs and interests aside.
•	Disseminate information, advise or negotiate on the basis of rumors or unreliable data, to the detriment of other parties.

Shareholders and Investors

To preserve the specific interests of shareholders and investors, Itaú Chile believes that:

We must:

•	Adopt transparent, objective and impartial practices for monitoring conflicts of interest between shareholders, managers and Itaú Chile.
•

Comply with pre-established standards, approved by majority vote and previously informed to the market, for conducting business or operations with related parties (controlling shareholders, managers and their respective relatives and spouses, companies owned by or associated with the institution, etc.) and maintain equality and compliance with Itaú Chile's policies and procedures.

•	Provide clear, correct and objective information as necessary for related parties to make informed decisions and increase transparency.
•	Establish mechanisms to prevent insider information leaks and contribute effectively to good corporate governance.
•	Prepare accounting and financial statements that accurately and clearly reflect the transactions carried out and lead stakeholders to make the most appropriate decisions.
•	Conduct a preventive analysis of our operational, financial, social, environmental and reputational risks, with a focus on business longevity.

5
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.

We must not

•	Conduct business or operations with related parties with a view to exclusively meeting the particular interests of shareholders, managers or third parties.
•	Ignore stakeholder suggestions, criticisms and concerns or refuse to answer them professionally, correctly or in due time, giving rise to dissatisfaction and potential complaints.
•	Benefit from insider information to sell or buy financial assets (shares, derivatives, etc.) directly or through third parties.
•	Use a business opportunity or prospect identified by Itaú Chile companies for personal gain at the expense of shareholders and investors.
•	Leak any information which may interfere with the market value of Itaú Chile shares, as such an act may be harmful to shareholders and investors.

Suppliers

Companies such as Itaú Chile form a value chain with their goods and service providers and trade and business allies. Our responsibility extends across our network of associations. Therefore:

We must

•	Adopt objective, transparent and fair recruiting and hiring criteria to avoid any form of favoritism or to discredit our alliances.
•

Support the sustainable development of suppliers, the promotion of dignified work and compliance with legal, labor, environmental, public health and safety requirements, placing special emphasis on fighting illegal or criminal acts (corruption, influence peddling, fraud, money laundering and smuggling, among others) to keep us in line with the principles of our Code of Ethics.

We must not

•

Tolerate any form of degrading work (child labor, forced labor, slavery or others) or working conditions that are hazardous to health, in addition to physical and psychological abuse, to avoid supporting the informal economy or putting our image at risk.

•	Maintain personal and business ties with suppliers, which could sway decisions and compromise our independence and objectivity.

6
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.

Competition

Competition is essential for customers and consumers to exercise freedom of choice. However, we must be attentive to two types of practices: unfair competition, through the use of schemes to favor one company over others, and collusive practices where competitors work together to gain an unfair advantage in the market to the direct detriment of consumers of goods or services. For this reason:

We must

•	Act in accordance with the precepts of free competition and respect the reputation and opinions of our competitors.
•	Join business associations with a spirit of cooperation and with the sole objective of improving the sectors of the economy in which we operate.
•	Respect intellectual property and not use information from competitors without their express authorization.

We must not

•	Promote economic espionage or obtain plans and actions from the competition through illegitimate means
•	Make comments that may affect the image or help spread rumors about our competition.
•

Provide our competitors information considered strategic to our business such as strategies, competitive advantages, pricing policies, contract terms, costs, market surveys, accounting and management results, development of new products, services and technologies, among others

Public Sector

The relationships and contacts we hold with authorities and officials demand a great deal of transparency and rigorous accountability on our part. Therefore:

We must

•	Keep our corporate decisions free from political or ideological preferences to avoid compromising the independence of Itaú Chile.
•	Engage while avoiding conflicts of interest, or the perception that others may have of our conduct to maintain intact the integrity of Itaú Chile.
•

Limit our alliances and contributions (sponsorships, donations, etc.) to the benefit of the community and for the purpose of promoting the common good as an active way of exercising our corporate citizenship.

7
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.

•

Contributions to political parties or candidates are prohibited at Itaú Chile. Any potential requests for donations must be registered by the Ethics and Conduct Area, within the Compliance and AML Division, hereinafter “Compliance”, in accordance with the Internal Donations Standard.

•

Respect the expression of opinions and political participation of managers and employees of a strictly personal nature, as long as such practices do not explicitly represent the position of Itaú Chile nor constitute a veiled form of institutional support.

We must not

•

Satisfy private interests to the detriment of the common good or contribute to the appropriation of public resources, as these practices are detrimental to general interests and jeopardize the reputation of Itaú Chile.

•

Receive money, gifts or favors from public administration employees (EAP in Spanish), public officials, holders of public positions or members of political parties, for any reason whatsoever. Similarly, it is prohibited to offer anyone courtesies of any nature that are intended to sway decisions or obtain business and are not related to marketing or engagement efforts, as such practices constitute forms of corruption and are criminal offenses.

•	Show any corporate preference for acts or statements by government agents, or make political comments that compromise the capacity to maintain exclusively business relationships.
•

Make potential contributions (sponsorships, donations and others) conditional upon obtaining undue benefits for Itaú Chile, for ourselves or for third parties, considering the detrimental effects on public interests and the reputation of the Bank.

Third Sector

This refers to the sector made up of non-profit, non-governmental organizations (NGOs), such as associations, foundations or community organizations, whose main objective is to provide public services. Our relationship with this sector is one of the most important aspects of our corporate citizenship. It associates economic efficiency with social investment and aims to help build a society that provides more egalitarian opportunities. For this reason:

We must

•

Forge alliances to promote the sustainable development of society, thereby avoiding compromising the ability of future generations to meet their own needs, within the limits of local legislation and our corporate guidelines.

8
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.

•	Allocate sponsorships and donations to the social, economic, educational, cultural and environmental development of the communities with which we maintain relationships.
•	Support and encourage Itaú Chile’s social actions.

We must not

•

Form alliances and make contributions (sponsorships and donations, among others) to third-party organizations based on personal relationships or ones that are not in compliance with corporate law and guidelines, such as the Internal Donations Standard.

•	Undertake social investment actions related to business interests.
•	Make social investment in beneficiary organizations conditional upon their acquisition of bank products or services

Media

We are aware of the importance of mass media as a front line in the protection of freedom of expression, public interests and diverse opinions, essential values in the consolidation of democracy nationwide. Media dissemination of news and analysis is essential in informing the public and providing indispensable tools for taking a stance on the most diverse issues in a conscious way. Therefore:

We must

•

Maintain a relationship with the media that is governed by veracity and independence, with the clear intention of helping the media to fulfill its function of informing public opinion with due diligence.

We must not

•	Confuse our obligation to accountability with marketing or propaganda, to avoid any misunderstandings that mislead our stakeholders.

4.3	PRINCIPLE OF GOOD FAITH

We act in good faith and take responsibility for our actions and choices. Evidence shows that trust generates trust, sometimes twice over. We must apply the famous golden rule: do unto others as you would have them do unto you.

We are guided by three main pillars: we know we only build our credibility by treating others fairly and as they expect; by assuming responsibility for our actions and choices, we show the honesty of our purpose; and no business will last if it is not built on trust. To ensure the credibility of Itaú Chile and consolidate the trust placed in us:

9
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.

We must

•

Engage in open dialog, which means being open to different constructive opinions. This eases the work environment, favors social coexistence, opens horizons and multiplies opportunities for innovation.

•	Acknowledge the ideas and achievements of employees to dignify their work and protect their ownership.
•

Share non-confidential information, where its knowledge may benefit outside activities or decisions. This strengthens our relationship with stakeholders and society and improves the quality of our relationships

We must not

•	Mislead or inflict damage on others.
•	Use the name of Itaú Chile or our own position for personal gain or benefits for relatives and third parties, potentially ruining our own professional reputation and that of the organization.
•	Present ideas, opinions and personal preferences as though they pertained to Itaú Chile, its managers or employees, an act that undermines trust and a collaborative climate.

4.4	PRINCIPLE OF EXCELLENCE

We continually improve the quality of our work and cultivate motivating environments that encourage cooperation.

To set ourselves apart in a highly competitive market, we must provide superior services. These quality standards depend on an ongoing improvement in our work and the processes on which it is based, as well as a motivating, mutually respectful and cooperative environment.

The excellence of our work is the result of a collective construct and depends, above all, on the quality of our professional position and how we resolve conflicts of interest.

Professional Position

Our choices and attitudes can both exert a positive influence on the trust we receive or discredit us, giving rise to personal and professional dissatisfaction. It is important to qualify our professional conduct. Based on this:

10
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.

We must

•	Learn from our mistakes, acknowledging them and proposing possible prevention mechanisms due to their potential to harm other co-workers and Itaú Chile.

•	Work conscientiously, thoroughly, diligently and faithfully in the interests of Itaú Chile.

•	Take care of the facilities, resources, equipment, machines and other work materials available and use them for personal purposes only in cases of emergency and in complete moderation.

•	Responsibly use benefits, such as medical and dental care plans and programs, banking products, food, transportation and parking-related benefits, among others, as a sensible sign of collaboration.

•

Exercise our corporate citizenship by respecting the right to free political, religious and trade union association, comply with conventions and collective agreements and observe labor rights and responsibilities.

•

Follow the guidelines of conscious consumption and conserve resources, such as water, energy, paper, disposable objects, office supplies and fuel, among others, trying to preserve the environment and recycle everything possible.

•

Guarantee and respect voluntary participation in contributing to internal commemorations, gifts to coworkers, secret gift exchange or donations, without disclosing the amounts contributed, in order to maintain a friendly atmosphere.

•	Avoid raffles, drawings, bets or games with prizes; ask to borrow money from or grant loans to co-workers.

•	Limit intake of alcoholic beverages at internal events and keep noise down in respect for relationships and good work progress.

•

Notify your Supervisor of any intention to run for public office. This would require resigning from Itaú as candidacy is considered contrary to our political neutrality and the principle of exclusivity that employees have with Itaú as a result of their contract.

11
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.

•

Act with financial responsibility and analyze capacity for indebtedness in order to not affect and harm moral, psychological, professional and social order. Manage personal and family business in a planned and prudent manner and use financial resources consciously.

•

Base investments, financing and loans on public information, in accordance with legislation and restrictions contained in internal policies, standards and procedures that prohibit the use of insider information.

•	Notify our Supervisor, or through another channel, of any violation of this Code—grounded in facts—in a spirit of cooperation and heedful to Itaú Chile

We must not

•

Discriminate against any person based on gender, culture or ethnicity, race or skin color, social status, religion, age, marital status, sexual orientation, political or philosophical beliefs, permanent or temporary physical characteristics, disabilities and others. These types of behavior are acts of intolerance that offend people and threaten their dignity.

•	Engage in or tolerate any moral harassment that harms the personal integrity of the victim, or sexual harassment, which are behaviors that have legal consequences and jeopardize the work environment.

•

Punish or retaliate against those who communicate, in good faith, through legitimate channels any situation of harassment, discrimination or any violation of this Code, giving rise to an internal environment of persecution, fear and discredit.

•	Conduct business of a personal nature based on information from Itaú Chile or to the detriment of our own work responsibilities.

•	Sell or buy merchandise or services inside the Itaú Chile facility, misspending time and disturbing co-workers.

•

Spread rumors and insidious remarks about co-workers, competitors, customers and business allies, creating uncomfortable and embarrassing situations and potential reprisals against ourselves and Itaú Chile.

•	Speak to the press on behalf of Itaú Chile or its subsidiaries, unless previously authorized to do so.

12
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.

•

Put into practice or tolerate businesses or operations that may be involved in illegal or criminal acts, such as corruption, bribery, asset laundering or fraud, violating legal provisions and making Itaú Chile the target of serious penalties.

•	Disseminate content that goes against the values and guidelines of Itaú Chile (pornographic, classist and illegal content, among others).

•	Use illegal drugs, jeopardizing the image of Itaú Chile and compromising job performance and the work environment.

Conflicts of interest

Whenever private—personal or group—interests go against and prevail over the interests of Itaú Chile or its stakeholders, this results in a conflict of interest. This compromises the impartiality of our actions and jeopardizes the reputation of Itaú Chile, its managers and employees. To avoid an abuse of power for personal gain or unfair advantages for third parties, we must promptly notify the relevant channels of any potential situation of conflict of interest and seek guidance. This includes:

•

Kinship and other close relationships: Relatives, spouses and stable partners may be recruited and hired by the company, even though they may represent real or presumed conflicts of interest, such as subjectivity, provided that appropriate measures are taken. In such case, notify your Supervisor, Human Resources and the Compliance Division if interested in recommending a spouse or relative to work at Itaú Chile, to ensure there are no impediments.

•

Personal relationships with customers and suppliers: Any possible relationships between managers and employees and other companies may lead to favoritism and tarnish images or destroy reputations. In such cases, express authorization must be requested from the Compliance Division before engaging in a partnership with professionals, companies and business managers who are customers or suppliers of Itaú Chile, to fully assess any implications.

•

External activities: Special care must be taken when planning to work with other organizations—as supervisor, employee, service provider, consultant or adviser, partner, managing partner or investment partner—where that organization's activities may be in conflict with those of Itaú Chile, either due to their nature or the time commitment required, insofar as this situation may generate dilemmas and distract the attention of the employee. In such cases, notify your Supervisor of your intention to engage in activities in other organizations and await their opinion before undertaking such activities.

13
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.

•

Gifts and invitations: These are common practices within the business world conducted under the pretext of building business or work relationships, but can easily be confused with mechanisms for circumventing rules or construed as illegitimate means of conducting business, or ways to influence decision makers. In the event of such a sensitive matter, we recommend reviewing the Itaú Employee Gifts and Invitations Policy.

5	OVERVIEW

5.1	SCOPE AND MANAGEMENT OF CODE OF ETHICS

The Compliance & AML Division is responsible for encouraging and promoting compliance with this Code of Ethics, and for answering any questions regarding these guidelines.

5.2	ETHICS AND FRAUD GOVERNANCE

The purpose of this governance body, comprised of the Commission and the Ethics and Fraud Committee and the Superior Ethics and Compliance Commission, is to ensure behavior with the highest standards of professional and personal excellence by all employees at Itaú Chile. This should be guided at all times by the corporate principles and values that identify its spirit, philosophy and good business practices. This committee is also responsible for applying disciplinary actions for misconduct by employees in the work environment and business environment.

5.3	QUESTIONS AND EXCEPTIONS

Questions and analysis of exceptions relating to issues in the Code of Ethics should be sent via e-mail to CodigodeEticaChile@itau.cl, and will be answered or handled by the Compliance Division, as appropriate.

14
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.

5.4	GUIDANCE CHANNELS AND NOTIFICATIONS

Our commitment to the guidelines of the Code is the effective basis of Itaú Chile's solidity and longevity. This means that when faced with an incident or a suspected violation of a guideline, law, regulation or standard, we must report this situation as soon as possible to the relevant channels, which will act in compliance with the following conditions:

•	The event will be investigated in the strictest confidence;
•	Anonymity will be ensured where requested;
•	The investigation will be impartial and independent;
•	No complaints or accusations will be considered without being solidly grounded in facts;
•	Complaints or accusations made in bad faith, with the intent to harm another person, will be subject to disciplinary actions;
•	Disciplinary actions will be taken against any attempted retaliation.

5.5	COMMUNICATION CHANNELS

•	E-mail: CodigodeEticaChile@itau.cl
•	Anonymous Reporting Channel: located on the Itaú Chile Intranet
•	Channel for Suppliers: Denuncias.Proveedores@itau.cl
•	In person or remote attention before Compliance, or before the Compliance Office Crime Prevention Officer
•

Reporting Channel for matters relating to accounting, internal accounting controls or auditing: Denuncias.FraudeFinancieroSOX@itau.cl This channel is applicable to Itaú Chile and all its subsidiaries in Chile and its International Units (Colombia, United States, Panama and Peru) and is attended to by the Audit Committee.

5.6	DISCIPLINARY ACTIONS

Failure to comply with the guidelines of the Code of Ethics may lead to administrative disciplinary actions as set forth in Itaú Chile's internal standards.

15
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.

6	RELATED DOCUMENTS

•	Itaú Chile General Code of Conduct
•	Market Information Manual
•	Securities Market Code of Conduct
•	Internal Personal Investment Standard
•	Employee Gifts and Invitations Policy
•	Policy on Gifts and Invitations from Customers and Third Parties
•	Anti-Corruption Policy
•	Sustainability Policy
•	Internal Diversity and Inclusiveness Standard
•	Internal Complaint Management Regulations

7	GLOSSARY

•	PEP: Politically exposed person
•	EAP: Public administration employee

16
This information is property of Itaú and must not be used, reproduced or transmitted without the prior authorization of its owner.